UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2024

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File number)	Identification No.)

40 Manning Road

Billerica, MA 01821

(Address of principal executive offices) (Zip Code)

(978) 663-3660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	BRKR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations

1.01. Entry into a Material Definitive Agreement.

On January 18, 2024, Bruker Corporation (the “Company”), together with certain of its subsidiaries, as borrowers and guarantors, entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., TD Bank, N.A., and Wells Fargo Bank, National Association, as Co-Syndication Agents, BofA Securities, Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., TD Bank, N.A. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, Citizens Bank, N.A., Credit Suisse (Switzerland) Ltd., and U.S. Bank, N.A., as Co-Documentation Agents, ING Bank B.V. and PNC Bank, N.A., as Managing Agents, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, and the several banks or other financial institutions or entities from time to time party thereto as lenders. The Amended and Restated Credit Agreement amends and restates the Credit Agreement entered into by the Company and certain of its subsidiaries on December 11, 2019 with the other parties thereto. Terms used in this Item 1.01 and not otherwise defined herein have the meanings given to them in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement increases the aggregate principal amount from $600 million to $900 million and extends the maturity date to January 18, 2029, as may be further extended by the Company for the periods and on the terms set forth in the Amended and Restated Credit Agreement. In addition, the Amended and Restated Credit Agreement increases the uncommitted incremental facility whereby, under certain circumstances, the Company may, at its option, increase the amount of the revolving facility or incur term loans in an aggregate amount not to exceed $400 million. Amounts outstanding under the Amended and Restated Credit Agreement bear interest at a rate equal to, at the Company’s option, (a) the Secured Overnight Financing Rate (“SOFR”) applicable to the relevant currency, plus a margin ranging from 1.000% to 1.500%, based on the Company’s leverage ratio, or (b) the highest of (i) the federal funds effective rate plus ½ of 1%, (ii) the prime rate announced by Bank of America, N.A., and (iii) SOFR, as adjusted, plus 1.00%, plus a margin rate ranging from 0.000% to 0.500%, based on the Company’s leverage ratio. The Company has also agreed to pay a quarterly facility fee based on the aggregate amount available under the 2019 Revolving Credit Agreement ranging from 0.100% to 0.200%, based on the Company’s leverage ratio.

The Amended and Restated Credit Agreement includes affirmative, negative and financial covenants and events of default customary for financings of this type. The negative covenants include, among others, restrictions on liens, indebtedness of the Company and its subsidiaries, asset sales, dividends, and transactions with affiliates. The financial covenants include maximum leverage ratio and minimum interest coverage ratios of the Company. The events of default include, among others, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations and warranties, bankruptcy and insolvency related events, certain ERISA events, material judgments, and the occurrence of a change of control.

Proceeds of the Amended and Restated Credit Agreement may be used by the Company and its subsidiaries to finance working capital needs, refinance or reduce existing indebtedness and for general corporate purposes, including acquisitions.

The foregoing summary description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Amended and Restated Credit Agreement is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Number	Description

10.1

Amended and Restated Credit Agreement, dated January 18, 2024, by and among the Company and certain of its subsidiaries as borrowers and guarantors, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., TD Bank, N.A., and Wells Fargo Bank, National Association, as Co-Syndication Agents, BofA Securities, Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., TD Bank, N.A. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, Citizens Bank, N.A., Credit Suisse (Switzerland) Ltd., and U.S. Bank, N.A., as Co-Documentation Agents, ING Bank B.V. and PNC Bank, N.A., as Managing Agents, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, and the several banks or other financial institutions or entities from time to time party thereto as lenders.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: January 18, 2024	By:	/s/ GERALD N. HERMAN
Gerald N. Herman
Executive Vice President and Chief Financial Officer